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                                                                    EXHIBIT 99.1


[BAM! ENTERTAINMENT LOGO]


              BAM! ENTERTAINMENT SECURES $1.5 MILLION IN FINANCING
                                FROM LAURUS FUNDS

SAN JOSE, CALIF. - DECEMBER 9, 2003 - BAM! Entertainment(R) (NASDAQ: BFUN), a developer and publisher of interactive entertainment software, today announced that it has recently closed the funding of a $1.5 million, 7 percent convertible term note due on December 3, 2004 with Laurus Master Fund, Ltd. ("Laurus Funds").

Subject to Nasdaq's approval, the note can be converted into common stock of the company at a fixed conversion price of $1.33 per share. Laurus Funds was also issued a common stock purchase warrant to acquire 166,667 shares of BAM! Entertainment's common stock. Subject to applicable adjustments.

ABOUT BAM! ENTERTAINMENT, INC

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. The company's common stock is publicly traded on NASDAQ under the symbol BFUN. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com

ABOUT LAURUS FUNDS

Laurus Funds is a New York-based investment group that makes direct investments in US listed small and micro cap companies.

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. PlayStation is a registered trademark of Sony Computer Entertainment Inc. Nintendo GameCube is a trademark of Nintendo of America, Inc. Nintendo and Game Boy Advance are trademarks of Nintendo. Xbox is a trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.